                           EXHIBIT 21

    Direct and Indirect Subsidiaries of Mayflower Group, Inc.

Direct Subsidiaries of Mayflower Group, Inc.:
     Mayflower Transit, Inc.
     Mayflower Contract Services, Inc.
     Mayflower Group, Inc. Political Action Committee
Direct Subsidiaries of Mayflower Transit, Inc.:
     Advantage Moving and Storage Co., Inc.
     Affiliated Services, Inc.
     American Moving & Storage Co., Inc.
     American Way Acquiring Corporation
     Bladensburg Development Company, Inc.
     Cares Services of Indiana, Inc.
     Crest-Mayflower International, Inc.
     Dobson Moving & Storage, Inc.
     Elder Moving & Storage Co.
     Gazda Transportation System, Inc.
     Gentry Insurance Agency, Inc.
     Hogan Transfer and Storage Corporation
     Janson Transfer, Inc.
     LTC Acquiring Corporation
     MacDonald Moving & Storage Co. Ltd.
     Mayflower Forwarders, Inc.
     Mayflower International, Inc.
     Mayflower International Forwarding, Inc.
     Mayflower Moving & Storage Co. of California, Inc.
     Mayflower Moving and Storage, Inc.
     Mayflower of Texas, Inc.
          American Transfer and Storage Company
               (Subsidiary of Mayflower of Texas, Inc.)
          Wald Moving and Storage Services, Inc.
               (Subsidiary of Mayflower of Texas, Inc.)
               Corpus Christi Transfer Company
                    (Subsidiary of Wald Moving and
                     Storage Services, Inc.)
     Mayflower Realty, Inc. (Del. Corporation)
     Northern Michigan Moving & Storage, Inc.
     Pinpoint Transportation Services, Inc.
     Smith's Moving and Storage Company, Inc.
     Total Insurance, Ltd.
     Transit Claims Management, Inc.
     Transport Service of Indiana, Inc.
Direct Subsidiaries of Mayflower Contract Services, Inc.:
     Allied Bus Sales, Inc.